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FORM 4

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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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| 1. Name and Address of Reporting Person(1) | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
|    Kensler,     Richard            A.      |    Florida Banks, Inc. ("FLBK")              |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [X] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |     02/02          |              title           below)  |
|                                            |    (Voluntary)          |                    |              below)                  |
| 2008 Water Court Drive                     |                         |                    |   Chief Credit Officer               |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
|  Orange Park,      FL             32073    |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A)  |5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)       |   curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                            |   cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                            |   End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)      |   (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|----------------------------|                   |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price |                   |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |       |                   |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |       |                   |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|   Common Stock,     |                   |       |      |            |       |       |                   |             |          |
|   $.01 par value    |                   |       |      |            |       |       |                   |             |          |
|   per share         |       02/02       |  A    |      |  1,967     |  A    |$6.10  |  1,967(1)         |    D        |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|   Common Stock,     |                   |       |      |            |       |       |                   |             |          |
|   $.01 par value    |                   |       |      |            |       |       |                   |             |          |
|   per share         |          --       |  --   |      |     --     |  --   |   --  |  3,640(2)         |    D        |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
|                     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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| 1. Title of Derivative| 2. Conver- | 3. Trans- | 4. Trans- | 5. Number of   | 6. Date Exer-   |7. Title and Amount| 8. Price     |
|    Security           |    sion or |    action |    action |    Derivative  |    cisable and  |   of Underlying   |    of        |
|    (Instr. 3)         |    Exercise|    Date   |    Code   |    Securities  |    Expiration   |   Securities      |    Deriv-    |
|                       |    Price of|    (Month/|    (Instr.|    Acquired (A)|    Date         |   (Instr. 3 and 4)|    ative     |
|                       |    Deriv-  |    Day/   |    8)     |    or Disposed |    (Month/Day/  |                   |    Secur-    |
|                       |    ative   |    Year)  |           |    of (D)      |    Year)        |                   |    ity       |
|                       |    Security|           |           |    (Instr. 3,  |                 |                   |    (Instr. 5)|
|                       |            |           |           |    4, and 5)   |-----------------|-------------------|              |
|                       |            |           |           |                | Date   |Expira- |      |  Amount or |              |
|                       |            |           |           |----------------| Exer-  |tion    |Title |  Number of |              |
|                       |            |           |           |  (A)  |  (D)   | cisable|Date    |      |  Shares    |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|COMMON STOCK OPTIONS   |            |           |           |       |        |        |        |COMMON|            |              |
|(RIGHT TO BUY)         |   $10.00   |    (3)    |    --     |   --  |  --    |  (3)   |08/13/08|STOCK |  20,000    |      --      |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|COMMON STOCK OPTIONS   |            |           |           |       |        |        |        |COMMON|            |              |
|(RIGHT TO BUY)         |   $ 6.56   |    (4)    |    --     |   --  |  --    |  (4)   |01/21/10|STOCK |   8,000    |      --      |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
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------------------------------------------------------------------------
|  9. Number of      |   10. Ownership          |   11. Nature of      |
|     Derivative     |       of Derivative      |       Indirect       |
|     Securities     |       Security:          |       Beneficial     |
|     Beneficially   |       Direct (D)         |       Ownership      |
|     Owned at End   |       or Indirect (I)    |       (Instr. 4)     |
|     of Year        |       (Instr. 4)         |                      |
|     (Instr. 4)     |                          |                      |
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|    20,000          |            D             |         --           |
|--------------------|--------------------------|----------------------|
|     8,000          |            D             |         --           |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
------------------------------------------------------------------------
 Explanation of Responses:

 (1) Restricted stock granted under Florida Bank's Amended and Restated Incentive
     Compensation Plan. This stock grant vests in accordance with the following schedule: 656 shares on December 1, 2002, 656 shares on December 1, 2003 and 657 shares on December 1, 2004.

 (2) Includes 236 shares acquired under the Florida Banks employee stock purchase plan on August 3, 2000.

 (3) These options were granted on August 13, 1998, and vest in accordance with the following schedule: 5,000 vested on August 13, 1999, 5,000 vested on August 13, 2000,
     5,000 shares vest on August 13, 2001 and 5,000 shares vest on August 13, 2002.

 (4) These options were granted on January 21, 2000, and vest in accordance with the following schedule: 2,666 vest on January 21, 2001, 2666 vest on January 21, 2002, and
     2,666 vest on January 21, 2003.

 **  Intentional misstatements or omissions of facts constitute Federal Criminal    /s/ Richard B. Kensler                3/11/02
     Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                          ----------------------------------   ----------
                                                                                    Signature of Reporting Person**      Date
                                                                                    Richard B. Kensler
 Note. File three copies of this form, one of which must be manually signed.                                             Page 2
       If space provided is insufficient, see Instruction 6 for procedure.
